NSAR ITEM 77C
                Matters Submitted to a vote of Security Holders:
                                 July 28, 1998

Common Shares

1. PROPOSAL I
Election of Directors.
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For                  Authority Withheld
                                    ---                  ------------------
Don G. Powell                       3,502,852.730         49,571.179
Hugo F. Sonnenschein                3,504,351.730         48,072.179

2. PROPOSAL II
To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For               3,496,118.799
Against              20,175.252
Abstain              36,129.858

3. PROPOSAL III
To transact such other business as may properly come before the Meeting.

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Preferred Shares:

                              No. of Shares            % Of Outstanding Shares      % of Shares Voted


1. To vote for the election as a Class III Trustee:

                                        Theodore A. Meyers

Affirmative                     478.000                     68.286%                       100.000%
Withhold                           .000                       .000%                          .000%
Total                           478.000                     68.286%                       100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                     478.000                     68.286%                       100.000%
Against                            .000                       .000%                          .000%
Abstain                            .000                       .000%                          .000%

TOTAL                           478.000                     68.286%                       100.000%

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